UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 18, 2005

Date of Report (Date of earliest event reported)

Captaris, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Suite 400

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On January 18, 2005, the Board of Directors of Captaris approved changes to the equity compensation portion of its nonemployee directors compensation program (the “Program”), which is awarded under Captaris’ 1989 Restated Stock Option Plan. Prior to these changes, the Program provided for an initial automatic grant of an option to purchase 20,000 shares of common stock to each first time nonemployee director and an additional annual automatic grant to each nonemployee director of an option to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders. Pursuant to the changes approved by the Board of Directors, instead of receiving a fixed number of shares pursuant to initial and annual option grants under the Program, nonemployee directors will receive initial and annual option grants to purchase shares of common stock with a valuation (calculated using the methodology then being used by Captaris to value its stock options for financial statement purposes) of $35,000 on the date of grant. The options will continue to be granted with a per share exercise price equal to the fair market value of the common stock on the date of grant and will vest in full one year after the date of grant.

In addition to these changes, in July 2004, the Board of Directors approved changes to the cash portion of its nonemployee director compensation plan. The changes to the cash portion removed the per meeting fee and increased annual retainers effective May 4, 2004. The cash portion of nonemployee director compensation currently consists of the following annual retainers, each of which is paid in quarterly installments:

Position	Annual Retainer
Nonemployee Director	$31,000
Audit Committee Member	$9,000
Compensation Committee Member	$6,000
Governance Committee Member	$3,000
Chair of Board of Directors	$20,000
Chair of Audit Committee	$14,000
Chair of Compensation Committee	$6,000
Chair of Governance Committee	$6,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: January 24, 2005	By:	/s/ Pete Papano
Pete Papano
Chief Financial Officer